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                                                                    Exhibit 99.1
                                                                    ------------

                             CHART INDUSTRIES, INC.
                               AMENDMENT NO. 2 TO
                         KEY EMPLOYEES STOCK OPTION PLAN

                  Chart Industries, Inc. ("Chart") hereby adopts Amendment No. 2 to the Chart Industries, Inc. Key Employees Stock Option Plan
(the "Plan") subject to the terms and provisions set forth below.
Capitalized terms used but not defined herein shall have the meanings as set forth in the Plan.

                  1. Section 6 of the Plan is deleted in its entirety and replaced as follows:

                  "6. SHARES SUBJECT TO THE PLAN. Subject to the provisions of
                  Section 9 concerning payment for stock appreciation rights in shares of Common Stock and subject to the provisions of the next succeeding paragraph of this Section 6, the aggregate number of shares of Common Stock for which options may be granted under the Plan shall be Six Hundred Fifteen Thousand (615,000) shares of Common Stock. Either treasury or authorized and unissued shares of Common Stock, or both, in such amounts, within the maximum limits of the Plan, as the Committee shall from time to time determine, may be so issued. All shares of Common Stock which are the subject of any lapsed, expired or terminated options may be made available for reoffering under the plan to any Key Employee. If an option granted under this Plan is exercised pursuant to the terms and conditions determined by the Committee under Subsection 7(d), and a stock appreciation right is not granted in conjunction with the option pursuant to Section 9, any shares of Common Stock which are the subject thereof shall not thereafter be available for reoffering under the Plan to any Key Employee. If a stock appreciation right is granted in conjunction with an option pursuant to Section 9, and if the option agreement with the Optionee provides that exercise of the stock appreciation right shall be in lieu of exercise of the options, and the stock appreciation right is thereafter exercised in whole or in part, then the option or the portion thereof with respect to which the stock appreciation right was exercised shall be deemed to have been canceled and the shares of Common


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                  Stock which otherwise would have been issued upon exercise of such option, to the extent not used in payment for the stock appreciation rights, may be made available for reoffering under the Plan to any Key Employee.

                  In the event that subsequent to the date of adoption of the Plan by the Board, the outstanding shares of Common Stock are, as a result of a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, redesignation, merger, consolidation, recapitalization or other such change, including without limitation any transaction described in
                  Section 424(a) of the Code, increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company, then (i) there shall automatically be substituted for each share of Common Stock subject to an unexercised option granted under the Plan and each share of Common Stock available for additional grants of options under the Plan the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be exchanged, (ii) the option price per share of Common Stock or unit of securities shall be increased or decreased proportionately so that the aggregate purchase price for the securities subject to the option shall remain the same as immediately prior to such event, and (iii) the Committee shall make such other adjustments to the securities subject to options, the provisions of the Plan, and option agreements as may be appropriate, equitable and in compliance with the provisions of Section 424(a) of the Code to the extent applicable and any such adjustment shall be final, binding and conclusive as to each Optionee. Any such adjustment shall provide for the elimination of fractional shares."

                  2.  A new Section 17 is added to the Plan as follows:

                  "17. GRANTS TO ANY ONE INDIVIDUAL. The maximum number of shares subject to options which may be granted to any one Key Employee during the term of the Plan is three hundred thousand (300,000) of the shares available under the Plan.


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                  IN WITNESS WHEREOF, CHART INDUSTRIES, INC., by its appropriate officers duly authorized, has executed this instrument this 2nd day of May, 1996.

                                             CHART INDUSTRIES, INC.

                                             By: /s/ Arthur S. Holmes
                                                 ____________________________
                                                      Arthur S. Holmes,
                                                      Chairman and Chief
                                                      Executive Officer

                                             And: /s/ Don A. Baines
                                                  ___________________________
                                                      Don A. Baines, Chief
                                                      Financial Officer and
                                                      Treasurer